Exhibit 5

Execution Version

This Agreement (the “Agreement”) is made and entered into as of September 5, 2017, by and between Calpine Corporation, a Delaware corporation (“Calpine”), and Terawatt Holdings, LP, a Delaware limited partnership (“Terawatt”).

RECITALS

WHEREAS, Volt Parent LP (“Volt Parent”) and Volt Merger Sub, Inc., affiliates of Terawatt, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Calpine, dated August 17, 2017, pursuant to which Volt Parent has agreed to acquire Calpine (the “Merger”);

WHEREAS, Terawatt currently owns 19,541,152 shares of common stock (the “DYN Common Stock”) of Dynegy Inc., a Delaware corporation (“Dynegy”);

WHEREAS, Volt Parent and Terawatt are both affiliates of ECP ControlCo, LLC (“ECP”); and

WHEREAS, in connection with the Merger Agreement, Volt Parent has agreed to cause Terawatt to enter into this Agreement with respect to its ownership and voting of the Dynegy Shares.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Terawatt and Calpine agree that Terawatt and any Controlled Affiliates (as defined below) from and after the closing of the Merger (for so long as Terawatt and such Controlled Affiliates own any shares of DYN Common Stock in excess of 9.99% of the then-outstanding DYN Common Stock): (a) shall not vote any shares of DYN Common Stock beneficially owned by Terawatt or such Controlled Affiliates in excess of 9.99% of the then-outstanding DYN Common Stock at any annual or special meeting (or adjournment thereof) of the stockholders of Dynegy (the “DYN Stockholders”) or in any written consent of the DYN Stockholders (collectively, a “DYN Stockholder Vote”); provided, however, that if requested by Dynegy, Terawatt shall cause such shares to be present at any such meeting for purposes of establishing a quorum; and (b) shall vote any shares of DYN Common Stock beneficially owned by Terawatt or such Controlled Affiliates up to and including 9.99% of the then-outstanding DYN Common Stock in proportion to the vote of all DYN Stockholders (other than Terawatt and any Controlled Affiliates) on any such matters subject to a DYN Stockholder Vote. As used herein, (i) “Controlled Affiliate” means (a) ECP and (b) any Subsidiary (as defined below) of ECP; and (ii) “Subsidiary” means any corporation or other entity of which: (a) ECP, or a Subsidiary of ECP, is a general partner or manager; (b) at least ten percent (10%) of the outstanding voting equity interest is at the time directly or indirectly owned or controlled by ECP or one or more of its Subsidiaries; or (c) any corporation or other entity as to which ECP consolidates for accounting purposes.

2.    Terawatt and Calpine agree that, effective as of the closing of the Merger, Terawatt shall cause any director nominated by Terawatt to the board of directors of Dynegy (the “DYN Board”) to resign from the Dynegy Board and shall thereafter not exercise any rights to nominate any individual to serve as a director, nor shall any ECP or Terrawatt individual serve as a director, on the DYN Board.

3.    Terawatt and Calpine agree that Terawatt and any Controlled Affiliates will sell their shares of DYN Common Stock in excess of 9.99% in due course (but in no event later than three (3) years) after the closing of the Merger.

4.    All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next business day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Terawatt, to:

c/o Energy Capital Partners III, LP

51 JFK Parkway, Suite 200

Short Hills, NJ 07078

Facsimile:    (973) 671-6101

Email:     treeder@ecpartners.com

asinger@ecpartners.com

Attention:    Tyler Reeder

Andy Singer

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Facsimile:    (212) 751-4864

Email:    david.kurzweil@lw.com

adel.aslanifar@lw.com

Attention:    David A. Kurzweil, Esq.

M. Adel Aslani-Far, Esq.

If to Calpine, to:

Calpine Corporation

717 Texas Avenue, Suite 1000

Houston, TX 77002

Facsimile:    713-830-8705

E-mail:    thadmiller@calpine.com

Attention:    W. Thaddeus Miller, Esq.

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Facsimile:    212-354-8113

E-mail:    mpierce@whitecase.com

cgong@whitecase.com

michael.shenberg@whitecase.com

Attention:     Morton A. Pierce, Esq.

Chang-Do Gong, Esq.

Michael Shenberg, Esq.

5.    This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Merger Agreement), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. For the avoidance of doubt, nothing in this Agreement shall reduce, amend or otherwise modify the obligations and agreements of Volt Parent, Volt Merger Sub, Inc. or Calpine under the Merger Agreement, including, without limitation, under Section 8.5 thereof. This Agreement shall terminate automatically and immediately upon the valid termination of the Merger Agreement in accordance with Section 10.1 of the Merger Agreement; provided that, if Calpine has made a claim that any termination of the Merger Agreement by Volt Parent is not valid pursuant to the terms of the Merger Agreement, this Agreement will not terminate unless and until such time as such claim is finally satisfied or otherwise resolved by agreement of the parties thereto or a final, non-appealable judgment of a Governmental Entity (as defined in the Merger Agreement) of competent jurisdiction or Calpine accepts payment of the Parent Termination Fee (as defined in the Merger Agreement). This Agreement shall not be assigned by operation of law or otherwise. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 5 shall be null and void ab initio.

6.    This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof. Except as set out below, each of Terawatt and Calpine hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that (A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (B) service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (A) or (B) of the immediately preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

7.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a .pdf attachment or otherwise) by all of the other parties.

10.    If any provision of this Agreement or the application thereof to any person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy,

the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.    The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on the day and year first written above.

CALPINE CORPORATION

By:	/s/ W. Thaddeus Miller
Name:	W. Thaddeus Miller
Title:	Executive Vice President, Chief Legal Officer and Secretary

TERAWATT HOLDINGS, LP

By: Terawatt Holdings GP, LLC Its: General Partner

By:	/s/ Tyler Reeder
Name:	Tyler Reeder
Title:	President

By:	/s/ Andrew D. Singer
Name:	Andrew D. Singer
Title:	Secretary and General Counsel